Exhibit 99.1

Amplify Snack Brands, Inc. Reports Second Quarter 2016 Financial Results

Second Quarter Net Sales Increased 26.4% Year-Over-Year to $59.9 Million

Second Quarter GAAP Net Income of $8.8 million and Adjusted EBITDA of $21.7 Million

Enters Into Definitive Agreement to Acquire Tyrrells’ International Portfolio of Better-For-You Premium Snack Brands

Austin, Texas – August 8, 2016 – Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE:BETR) today reported financial results for the three and six months ended June 30, 2016.

Three Months Ended June 30, 2016 Highlights

•	Net sales were $59.9 million, up 26.4% year-over-year

•	Gross profit was $32.5 million, representing 54.4% of net sales

•	GAAP net income was $8.8 million, or $0.12 per fully diluted share

•	Non-GAAP adjusted net income was $11.3 million, or $0.15 per fully diluted share

•	Adjusted EBITDA was $21.7 million, representing 36.3% of net sales

Six Months Ended June 30, 2016 Highlights

•	Net sales were $114.2 million, up 24.6% year-over-year

•	Gross profit was $61.0 million, representing 53.4% of net sales

•	GAAP net income was $17.2 million, or $0.23 per fully diluted share

•	Non-GAAP adjusted net income was $21.4 million, or $0.29 per fully diluted share

•	Adjusted EBITDA was $41.3 million, representing 36.2% of net sales

“Our brand momentum continued at a strong pace resulting in another quarter of record revenue and profitability,” said Tom Ennis, Amplify’s President and Chief Executive Officer. “Our second quarter performance was fueled by strong SkinnyPop sales growth, the further rollout of Paqui, and contribution from our recent acquisition of Oatmega. As we enter the second half of 2016, we believe we are well positioned to execute on our growth strategy and enhance shareholder value.”

Mr. Ennis continued, “Amplify was created to be a market leading platform in the Better-For-You snacking category and we are excited to welcome the addition of Tyrrells as we leverage our unique competencies to partner with and grow best-in-class Better-For-You brands. Tyrrells represents a highly strategic, rapidly growing and sizeable acquisition for Amplify and greatly expands our snacking categories and international presence.”

Three Months Ended June 30, 2016

Net sales increased 26.4% to $59.9 million compared to $47.4 million for the three months ended June 30, 2015. The increase in net sales reflects strong growth of the SkinnyPop brand, new distribution of the Paqui brand, and the addition of the Oatmega brand which the Company acquired in late April 2016.

Gross profit was $32.5 million, or 54.4% of net sales, compared to $26.7 million, or 56.4% of net sales for the three months ended June 30, 2015. The decrease in gross margin percentage for the three months ended June 30, 2016 was driven by a higher level of trade promotional activity and increased contribution of the Paqui and Oatmega brands which have a lower gross margin profile than SkinnyPop. Gross margin of 54.4% for the quarter represents a 210 basis point sequential increase from 52.3% for the three months ended March 31, 2016, driven by lower trade promotional spend and partially offset by the increased contribution of the Paqui and Oatmega brands which have a lower gross margin profile than SkinnyPop.

GAAP SG&A was $14.3 million compared to $17.0 million for the second quarter ended June 30, 2015. GAAP net income increased $5.2 million to $8.8 million, or $0.12 per fully diluted share, compared to net income of $3.6 million, or $0.05 per fully diluted share, for the three months ended June 30, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $11.3 million, or $0.15 per fully diluted share, compared to adjusted net income of $10.0 million for the three months ended June 30, 2015, or $0.13 per fully diluted share.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 15.5% to $21.7 million from $18.8 million for the three months ended June 30, 2015, primarily reflecting higher net sales and gross profit, and partially offset by higher Adjusted SG&A. Adjusted SG&A, which is a non-GAAP financial measure used by the Company that makes certain adjustments to SG&A calculated under GAAP, was $10.9 million, compared to Adjusted SG&A of $7.9 million for the three months ended June 30, 2015. The increase in Adjusted SG&A was primarily driven by increased consumer marketing activities to drive brand awareness and customer trial and new costs associated with operating as a public company including investments in infrastructure and personnel. As a percentage of net sales, Adjusted EBITDA was 36.3% compared to 39.7% in the three months ended June 30, 2015.

Six Months Ended June 30, 2016

Net sales for the six months ended June 30, 2016 increased 24.6% to $114.2 million, compared to $91.6 million during the six months ended June 30, 2015. The increase in net sales reflects strong growth of the SkinnyPop brand, new distribution of the Paqui brand, and the addition of the Oatmega brand which the Company acquired in late April 2016.

Gross profit for the six months ended June 30, 2016 increased $9.9 million to $61.0 million, or 53.4% of net sales, compared to $51.1 million, or 55.8% of net sales for the six months ended June 30, 2015. The decrease in gross margin was driven by a higher level of trade promotional activity and increased contribution of the Paqui and Oatmega brands which have a lower gross margin profile than SkinnyPop, partially offset by improved rates on materials and ingredients.

GAAP SG&A was $25.4 million compared to $29.7 million for the six months ended June 30, 2015. GAAP net income increased $8.7 million to $17.2 million, or $0.23 per fully diluted share, compared to net income of $8.5 million, or $0.11 per fully diluted share, for the six months ended June 30, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $21.4 million, or $0.29 per fully diluted share, compared to adjusted net income of $20.0 million for the six months ended June 30, 2015, or $0.27 per fully diluted share.

Adjusted EBITDA, a non-GAAP financial measure, increased 8.5% to $41.3 million from $38.0 million for the six months ended June 30, 2015. Adjusted SG&A, which is a non-GAAP financial measure, was $19.8 million, compared to Adjusted SG&A of $13.2 million for the six months ended June 30, 2015. The increase in Adjusted SG&A was primarily driven by increased consumer marketing activities to drive brand awareness and customer trial and new costs associated with operating as a public company including investments in infrastructure and personnel. Adjusted EBITDA as a percentage of net sales for the six months ended June 30, 2016 was 36.2%, compared to 41.5% for the six months ended June 30, 2015.

Balance Sheet and Cash Flow

As of June 30, 2016, the Company had cash and cash equivalents of $7.4 million and net availability under its revolving line of credit of $10.0 million. In July, the Company amended its credit facility to increase capacity under its revolving line of credit by $15.0 million to a total of $40.0 million. Net debt, as defined under the Company’s credit facility, represents outstanding indebtedness less cash and cash equivalents, was $205.2 million as of June 30, 2016, compared to $182.5 million as of December 31, 2015. The increase was attributable to a decrease in cash associated with a $23.0 million payment of the founder contingent compensation liability and the acquisition of the Oatmega brand during the six months ended June 30, 2016. The Company expects to pay the remaining estimated $2.2 million founder contingent compensation liability once the tax gross-up amount is determined upon the completion of our final 2015 tax return. Amplify’s leverage ratio as calculated under the Company’s credit facility increased to 2.6x trailing twelve month EBITDA at June 30, 2016, up from 2.5x at March 31, 2016.

Enters Into Definitive Agreement to Acquire Tyrrells’ International Portfolio of Better-For-You Premium Snack Brands

In a separate press release today, the Company also announced it has executed a definitive agreement under which Amplify will acquire Tyrrells, a rapidly growing premium Better-For-You snack food business. The transaction has been unanimously approved by Amplify’s board of directors. Amplify expects that this acquisition will be accretive to the Company’s 2017 and 2018 diluted earnings per share. Under the terms of the transaction agreement, Tyrrells will become a wholly-owned subsidiary of Amplify. The transaction is valued at £300 million, comprising of approximately £278 million and approximately 2.1 million shares of Amplify’s common stock issued to Tyrrells’ current owner Investcorp and members of Tyrrells management team, valued at £22 million. Upon closing, The transaction is expected to close by the end of the third quarter of calendar 2016, subject to customary closing conditions including approval by regulators.

Outlook

The Company is updating its outlook for full year 2016, which assumes a September 30, 2016 close on the acquisition of Tyrrells and the resulting benefit of one quarter of Tyrrells’ financial contribution. Additional details will be provided on our earnings call, but for the full year 2016 the Company now expects to report:

•	Net sales of $260 million to $270 million

•	Adjusted EBITDA of $92 million to $96 million

The Company has not reconciled its expected Adjusted EBITDA to net income under “Outlook” because it has not finalized calculations for several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results and the definitive agreement to acquire Tyrrells today, Monday, August 8, 2016 at 7:00 a.m. Central time (8:00 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://amplifysnackbrands.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, August 18, 2016, by dialing 877-870-5176 from the U.S., or 858-384-5517 from international locations, and entering confirmation code 13641697.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Paqui® and Oatmega® embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States and Canada. For additional information, please visit: http://amplifysnackbrands.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding our performance, including in the section titled “Outlook.” This press release also contains forward-looking statements with regard to the proposed acquisition by Amplify of Crisps Topco Limited and subsidiaries. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) changes in consumer preferences and discretionary spending may have a material adverse effect on our brand loyalty, net sales, results of operations and financial condition, (ii) we rely on sales to a limited number of distributors and retailers for the substantial majority of our net sales, and the loss of one or more such distributors or retailers may harm our business, (iii) sales of a limited number of SkinnyPop products and flavors contributed all of our historical profitability and cash flow and a reduction in the sale of our SkinnyPop products would have a material adverse effect on our ability to remain profitable and achieve future growth, (iv) our ability to successfully consummate the proposed acquisition of Crisps Topco Limited and subsidiaries on the terms described in this press release or at all, (v) the satisfaction of all necessary closing conditions and approvals for the proposed acquisition, and (vi) our ability to successfully integrate Crisps Topco Limited and subsidiaries with our existing operations following the consummation of the proposed acquisition.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, in each case, as filed with the Securities and Exchange Commission (“SEC”) and in other filings we will make with the SEC from time to time, particularly under the caption Risk Factors.

You should not place undue reliance upon forward-looking statements as predictions of future events. Amplify has based the forward-looking statements contained in this press release on its current expectations and projections about future events and trends that it believes may affect its business, financial condition, results of operations and prospects. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplify undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Measures

In order to aid understanding of Amplify’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.

Management believes that Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Adjusted EBITDA and Adjusted net income are not and should not be considered alternatives to net income or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to help gain an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

CONTACT

Investors

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Media

ICR

Cory Ziskind

646-277-1232

cory.ziskind@icrinc.com

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,413	$18,751
Accounts receivable, net	17,051	11,977
Inventories	10,266	6,829
Other current assets	1,357	1,293

Total current assets	36,087	38,850
Property and equipment, net	2,860	2,153
Other assets:
Goodwill	56,137	47,421
Intangible assets, net	279,294	269,468
Other non-current assets (1)	55	40

Total assets	$374,433	$357,932

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$17,863	$14,532
Senior term loan- current portion	10,250	12,750
Founder contingent consideration- current portion	2,197	25,197
Tax receivable obligation- current portion	6,632	6,632
Note payable, net	977	—
Other current liabilities	785	217

Total current liabilities	38,704	59,328
Long-term liabilities:
Senior term loan (1)	177,006	181,704
Revolving credit facility	15,000	—
Notes payable, net	6,606	3,757
Tax receivable obligation	89,498	89,498
Other liabilities	13,335	8,222

Total long-term liabilities	301,445	283,181
Total shareholders’ equity	34,284	15,423

Total liabilities and shareholders’ equity	$374,433	$357,932

(1)	In the first quarter of 2016, the Company adopted accounting guidance which requires debt issuance costs to be presented as a reduction to the carrying value of the related debt liability, rather than as a deferred charge (asset). This presentation will result in debt issuance costs being presented in the same way debt discounts have historically been presented. As a result, the Company reclassified $2.9 million of debt issuance costs from Other assets to a deduction from the carrying value of the Senior term loan as of December 31, 2015.

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2016 and 2015

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net sales	$59,866	$47,354	$114,211	$91,629
Cost of goods sold	27,318	20,661	53,245	40,527

Gross profit	32,548	26,693	60,966	51,102
Operating expenses:
Sales and marketing	7,969	5,016	13,648	8,634
General and administrative	6,285	11,985	11,717	21,017

Total operating expenses	14,254	17,001	25,365	29,651

Operating income	18,294	9,692	35,601	21,451
Interest expense	3,126	3,058	6,152	6,013

Income before income taxes	15,168	6,634	29,449	15,438
Income tax expense	6,400	3,074	12,279	6,974

Net income	$8,768	$3,560	$17,170	$8,464

Earnings per share:
Basic and diluted	$0.12	$0.05	$0.23	$0.11

Weighted average common shares outstanding:
Basic	74,798,232	74,685,407	74,818,584	74,568,277

Diluted	74,847,862	74,685,407	74,846,083	74,568,277

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2016	June 30, 2015		June 30, 2016	June 30, 2015
Net income	$8,768	$3,560		$17,170	$8,464
Non-GAAP adjustments:
Interest expense	3,126	3,058		6,152	6,013
Income tax expense	6,400	3,074		12,279	6,974
Depreciation expense	168	61		275	108
Amortization of intangible assets	1,091	1,060		2,154	2,102
Equity-based compensation expense	1,090	650		2,169	1,438
Founder contingent compensation	—	4,601		—	9,203
Transaction-related expenses:
IPO-related expenses (1)	—	1,953		—	2,638
Secondary equity offering-related expenses (2)	615	—		615	—
Acquisition-related expenses (3)	474	395		474	395
Executive recruitment (4)	—	307		—	615
Recapitalization expenses (5)	—	91		—	91

Adjusted EBITDA	$21,732	$18,810		$41,288	$38,041
Less:
Interest expense	3,126	3,058	(2)	6,152	6,013
Depreciation expense	168	61		275	108

Adjusted net income before taxes	18,438	15,691		34,861	31,920
Income tax expense above	6,400	3,074	(3)	12,279	6,974
Adjustments to income tax expense (6)	736	2,580		1,220	4,937

Adjusted income tax expense	7,136	5,654		13,499	11,911

Adjusted net income	$11,302	$10,037		$21,362	$20,009

Adjusted earnings per share- diluted	$0.15	$0.13		$0.29	$0.27

Weighted average common shares outstanding- diluted	74,847,862	74,685,407		74,846,083	74,568,277

(1)	Includes legal and accounting fees paid in connection with the Company’s initial equity public offering (“IPO”), which closed in August 2015.
(2)	Includes legal, accounting, printing and filing fees paid in connection with the Company’s secondary equity public offering, which closed in May 2016.
(3)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with our acquisition of the Oatmega and Paqui brands in April 2016 and April 2015, respectively.
(4)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees. We are permitted to add back expenses of this type in determining Adjusted EBITDA under the Credit Agreement governing our term loan. Adjusted EBITDA (as defined therein) is used thereunder in determining our financial maintenance covenants and for calculating ratios in our debt incurrence covenants and is therefore an important measure of our financial performance and our ability to take certain actions in operating our business.
(5)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.
(6)	The table below reflects an adjustment to income tax expense for the periods presented associated with addbacks to net income as presented in the table above.

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Adjustments to net income	$3,270	$9,057	$5,412	$16,482
Less:
Non-deductible equity-based compensation	796	650	1,716	1,438
Non-deductible IPO and secondary equity offering expenses	615	1,891	615	2,577

Permanent differences	1,411	2,541	2,331	4,015

	1,859	6,516	3,081	12,467
Federal and state statutory rate, net of federal tax benefit for state tax expense	39.6%	39.6%	39.6%	39.6%

Adjustments to income tax expense	$736	$2,580	$1,220	$4,937

Amplify Snack Brands, Inc.

Reconciliation of GAAP Selling and Marketing and General and Administrative (“SG&A”) Expenses

to Adjusted SG&A Expenses

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
SG&A	$14,254	$17,001	$25,365	$29,651
Less:
Depreciation expense	(66)	(12)	(116)	(13)
Amortization of intangible assets	(1,091)	(1,060)	(2,154)	(2,102)
Equity-based compensation expense	(1,090)	(650)	(2,169)	(1,438)
Founder contingent compensation	—	(4,601)	—	(9,203)
Transaction-related expenses:
IPO-related expenses (1)	—	(1,953)	—	(2,638)
Secondary equity offering-related expenses (2)	(615)	—	(615)	—
Acquisition-related expenses (3)	(474)	(395)	(474)	(395)
Executive recruitment (4)	—	(307)	—	(615)
Recapitalization expenses (5)	—	(91)	—	(91)

Adjusted SG&A	$10,918	$7,932	$19,837	$13,156

(1)	Includes legal and accounting fees paid in connection with the Company’s initial equity public offering (“IPO”), which closed in August 2015.
(2)	Includes legal, accounting, printing and filing fees paid in connection with the Company’s secondary equity public offering, which closed in May 2016.
(3)	Includes legal, accounting and consulting fees along with severance expenses and integration costs incurred in connection with our acquisition of the Oatmega and Paqui brands in April 2016 and April 2015, respectively.
(4)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees. We are permitted to add back expenses of this type in determining Adjusted EBITDA under the Credit Agreement governing our term loan. Adjusted EBITDA (as defined therein) is used thereunder in determining our financial maintenance covenants and for calculating ratios in our debt incurrence covenants and is therefore an important measure of our financial performance and our ability to take certain actions in operating our business.
(5)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.